Exhibit 10.24

CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO REGULATION S-K, ITEM 601(B)(10) BECAUSE IT IS

BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

IN ADDITION, CERTAIN PERSONALLY IDENTIFIABLE INFORMATION HAS BEEN OMITTED

FROM THIS EXHIBIT PURSUANT TO ITEM 601(A)(6) OF REGULATION S-K.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED

SOLAR ENERGY SYSTEM SUBLEASE

THIS SOLAR ENERGY SYSTEM SUBLEASE (this “Agreement”) is dated as of June 23,2022 (the “Effective Date”), and made by and among BAR 20 DAIRY, LLC, a California limited liability company (“Landlord”), and H282 USA, LLC, a California limited liability company, or its designee ( ‘Tenant ). Each of Landlord and Tenant is sometimes referred to as a “Party” and collectively as the “Parties.”

RECITALS

A.	Landlord leases approximately 320 acres of land adjacent to its main dairy facility for use in connection with its dairy, which leased land is situated in the County of Fresno, State of California commonly identified as Fresno County Assessor Parcel Number 015-100-20s (the “Property”).

B.	Tenant proposes to develop, build own and operate a Solar System (the “Project”) to generate energy for use at its hydrogen generation plant, which is or will be located on approximately 1.5 acres of the Property that Tenant currently subleases from Landlord.

C.	Tenant desires to lease 40 acre, of the Property, on which it will devel0p, construct, operate, maintain, repair, and use the Project, the location of Which is depicted on Exhibit “A” hereto (the “Premises”).

NOW, THEREFORE, in consideration of these promises and for other g0od and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

AGREEMENT

1.	Lease. Landlord does hereby grant to Tenant, and Tenant doe hereby accept, a lease for exclusive use oy Tenant of the Premises (the “Lease”), on the terms and conditions hereinafter set forth.

2.	Term:

(a)	Initial Term. The initial period of this Agreement shall commence on the Effective Date and shall continue for twenty (20) years, unless sooner terminated in accordance with the provisions hereof (“Initial Term’). Each one (1) year period commencing on the Effective Date and on each anniversary of the Effective Date during the Term shall be referred to herein as a “Lease Year”.

(b)	Options to Extend Term. Provided that Tenant is not in default of any monetary or material non-monetary provision of this Agreement beyond any applicable notice and cure periods, Tenant will have two (2) options to extend for five (5) years each and one (1) additional option to extend for three (3) years and eleven (11) months (each an “Extension Term”). To be effective Tenant must provide notice to Landlord of its election to exercise an Extension Term not less than 180 days prior to the expiration of the then applicable Lease Year. The Initial Term and all exercised Extension Terms described in this Paragraph 2(6) are referred as the “Term.”

(c)	Operations Date. As used herein, “Operations Date” means the first of the following to occur: (i) the date of commencement of Operations as measured by the date the Project is interconnected to the electric utility grid at its fully rated capacity and transmits energy to the grid for commercial sale (not including test energy), or (ii) the date that is three (3) year anniversary of the Effective Date.

(d)	Early Termination. In any Case, Tenant will be entitled to freely, and without any specific cause, terminate this Agreement before the Operations Date. Should that happen, Tenant will pay to Landlord, on the termination date, the whole Base Rent calculated from the Effective Date until the termination date plus one full year of Rent. This termination will be communicated to Landlord according to the terms of this Agreement and in any case with a prior notice of 30 calendar days.

3.	Use of Premises by Tenant.

(a)	Permitted Uses. The Lease is for use of the Premises for the location and operations of solar energy collection, conversion, generation and transmission of electric power and all related and incidental purposes, activities, and related facilities thereon (“Solar Operations” or “Operations”), in accordance with all of the terms of this Agreement, with Tenant deriving all profit therefrom, and including, without limitation:

(i)	conducting studies of solar radiation, solar energy, soils, and other meteorological and geotechnical data;

(ii)	constructing reconstructing, erecting, installing improving, replacing, relocating and removing from time to time and maintaining, using monitoring and operating, existing; additional r new (i) individual units or arrays of solar energy collection cells panel, mirrors, lenses and related facilities necessary to harness the solar resource for photovoltaic electric energy generation, including without limitation, existing and/or future technologies used or useful in connection-with photovoltaic energy conversion and generation of electricity from the solar resource, and associated support structure braces, wiring, plumbing, and related equipment (“Solar Energy Facilities”) (ii) electrical transmission and distribution facilities including without limitation overhead and underground transmission, distribution or collector lines, circuit breakers, meters, conduit, footings, towers, poles, cross-arms, guy lines anchors, cabling and wires, (iii) overhead and underground control, communications and radio relay Systems (iv) interconnection and/or switching facilities and electric transformers and transformer pads, (v) energy storage facilities, (vi) meteorological towers and solar energy measurement equipment (vii) control buildings, control boxes and computer monitoring hardware (viii) utility installation (ix) safety protection facilities (x) maintenance yards (xi) roads and erosion control facilities, (xii) signs and fences, and (xiii) other improvements fixtures, facilities, machinery and equipment associated or connected with the generation conversion, storage, switching, metering, step-up, step-down, transmission, distribution, conducting wheeling, sale or other use or conveyance of electricity generated on the Premises or on adjacent property (all of the foregoing, including the Solar Energy Facilities and the Tran mission Facilities, collectively a “Solar Energy System” or “Improvements”);

(iii)	removing, trimming, pruning, topping or otherwise controlling the growth of any tree, shrub, plant or other vegetation; dismantling, demolishing, and removing any improvement structure, embankment, impediment, berm, wall, fence or other object on or that intrudes (or upon maturity could intrude) into the Premises or is located on the Property within one hundred (100) feet of the boundary of the Premises that could obstruct, interfere with or impair the Solar energy System or the use of the Premises intended by Tenant hereunder; and excavating, grading, leveling and otherwise modifying the land; and undertaking any other lawful activities, whether accomplished by Tenant or a third party authorized by Tenant, that are necessary, helpful, appropriate or convenient in connection with incidental to or to accomplish any of the foregoing purposes, together with such uses as may be permitted by law.

(b)	Additional Uses. The Parties acknowledge and agree to the following

(i)	Solar Energy technologies are improving at rapid rate and that it is probable that Tenant may (although Tenant shall not be required to) replace from time-to-time existing Solar Energy Facilities Transmission Facilities on the Premises, entirely or in part, with newer model or design Solar Energy Facilities or Transmission Facilities in Tenants sole discretion.

(ii)	The Lease includes a grant of the right of ingress to and egress from the Solar Energy Facilities over under, and along the Premises by means of any existing roads and lanes thereon, and by such other route or routes as Tenant may construct on the Premises from time to time, for the benefit of and for purposes incidental to Operations on the Premises and to the Improvements.

(iii)	Except as specifically provided in this Section 3(b)(iii), the Lease excludes the grant to Tenant of any surface or subsurface water rights pertaining to the Premises. Landlord shall retain all water rights, and the right to the use of any wells, if any, located on or in connection with the Premises (“Water Rights”). Notwithstanding Landlord’s reservation of Water Rights, Tenant shall have the right to use any such Water Rights practically and legally available at or upon the Premises for purposes of construction of the Project at the outset (in a quantity not to exceed l acre-feet), and for operation of the Operations going forward as may be required by Tenant and/or for the Project, provided that, such use shall be limited to construction, cleaning operation and maintenance purposes for the Project and/or the Operations and be limited to 1 acre-foot per year. The Parties will act in good faith to quantify and accommodate Tenant’s water requirements from Landlord’s water supply in accordance herewith; and Tenant shall pay to Landlord the greater of the fair market value for any water used by Tenant based upon similar sales of similar water in the immediate vicinity of the Property or any published indices or other public information with respect to same or Landlord’s actual cost thereof, all based on an “out the meter” price. Landlord shall be responsible for the payment of the annual water availability fee to the local water or irrigation district or any other governmental authority for the maintenance and any costs associated with the water delivery systems on the Premises, and for compliance with all applicable laws rules and regulations applicable or pertaining to the Water Rights. Notwithstanding anything in this section to the contrary, Landlord assumes no responsibility for and does not warrant the availability quality, quantity, or cost of water supplied to the Premises. Landlord shall not be liable for any injury or damage sustained by Tenant, or by others acting under it on account of the unavailability of water to the Premises, the seepage of water into or overflow of water upon the Premises from neighboring lands any canal, ditch, stream or other watercourse or reservoir, or from any other source whether caused in whole or in pa11 by irrigation by the construction, maintenance, operation or failure of canals, dams, embankments, levees, spillways or other irrigation water storage or flood control works, or in any other manner.

(c)	Control of Operations. The manner of operation of the Improvements, including, but not limited to, decisions on when to conduct maintenance, is within the sole discretion of Tenant. Notwithstanding the foregoing, Tenant at all times and at its sole cost and expense shall ensure that the Premises and the Improvements are maintained and operated in accordance with prudent industry practices in place from time to time and in compliance with applicable law governmental authorities insurance underwriters, mortgages, deeds of trust, and covenants, conditions, and restrictions pertaining to the Premises and the Improvements.

(d)	Compliance with Law. Tenant may be responsible for obtaining at its sole cost and expense from any governmental agency or any other person or entity any environmental impact review perm.it entitlement, approval at1thorization or other rights that are necessary in connection with the Project or the Operations; and Landlord shall upon Tenant’s request execute, and, if appropriate cause to be acknowledged and recorded any application, document or instrument (including any variance, encroachment agreement or setback waiver) that is reasonably requested by Tenant in connection therewith.. Such documents shall be in the form required by state or local government(s). Landlord shall cooperate with Tenant as necessary to obtain any governmental approvals related to use of Premises and/or the Easement Area, as applicable, at no cost or expense Landlord. Tenant shall pay for Landlord and hold Landlord harmless from all reasonable out-of-pocket expenses actually incurred by Landlord in connection with such cooperation within ten (10) days after Tenant’s receipt of a request for such payment.

(e)	Waste. Tenant shall not commit waste or a nuisance on the Premises.

(f)	Labor and Materials. Tenant, at its own risk and expense, shall provide and promptly pay for all labor equipment, tools feed fuel, electrical energy a:nd demand charges, and other materials and services of whatever kind or nature that may be used for the Operations, the Project, or otherwise on the Premises, including, without limitation, the cost to purchase and install the Improvements (and all components thereof) and the performance of Tenant’s other obligations under this Lease, and Landlord shall not be liable for any part thereof.

(g)	Hazardous Materials. Tenant shall not permit hazardous materials to be stored on the Premises; nor shall Tenant permit hazardous materials to escape onto under or about the Property and the groundwater under the Property. Hazardous materials shall include, but are not limited to, substances defined as “hazardous substances,” hazardous materials ‘or ‘toxic substances” in The Comprehensive Environmental Response Compensation and Liability Act of 1980, As Amended (42 U.S.C.§§ 9601 et seq); The Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq); The Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq); and those substances defined as “hazardous wastes” in Section 25117 of the California Health and Safety Code, and the regulations adopted in publications promulgated subject to said laws and any successor laws as may be promulgated from time to time. Tenant shall not violate, and shall indemnify Landlord against any claims, costs, damages, fees or penalties arising from a violation by Tenant or Tenant’s Agents of, any federal, state or local law, ordinance, order, or regulation relating to the generation, manufacture, production, use, storage, release or threatened release, discharge, disposal, transportation or presence of any hazardous substance on or under the Premises.

(h)	Poisons. No poison, herbicide, pesticide, or other foreign chemical or substance, other than those approved by the United States Department of Agriculture and by the California Department of Agriculture shall be applied to the Premises. Any and all such materials and substances shall be applied in strict compliance with any applicable laws or regulations, and with the instructions contained on the label or furnished by the manufacturer thereof, and with any other legal requirements. No pesticides that will have a significant residual effect beyond the Term, and no experimental poisons, herbicides, pesticides, or other foreign chemicals or substances, shall be applied to the Premises, without the prior written consent of the Landlord. All poisons, herbicides, pesticides, or other foreign chemicals or substances which Tenant may apply to the Premises shall be used and applied at Tenant’s sole cost risk and liability and Tenant does hereby agree to indemnify hold and save Landlord free clear, and harmless of, from, and again t any and all claims, demands, damages, or Liabilities of whatever kind, character, or nature which in any manner arise out of or result from any use or implication of any of the aforesaid substances.

4.	Ownership of the Improvements. Title to the improvements has been and is reserved to Tenant and remains the sole property of Tenant. Tenant may add or remove all or any portion of the Improvements at any time during the Term irrespective of the manner or method of attachment of the same to the Premises and/, provided same is accomplished in accordance with Applicable Laws. Landlord shall have no ownership or other interest in any component of the Improvements or any environmental attributes produced therefrom, including, without limitation, any and all credits (including tax credits, carbon credits, renewable energy credits), rebates incentives benefits, emissions reductions, entitlements, offsets and allowances of any kind howsoever entitles, attributable to the Improvements or the electric energy capacity or other generator-based product ,produced therefrom, whether in effect as of the Effective Date or as may come into effect in the future (collectively, “Environmental Attributes”). For the avoidance of doubt Tenant’s right to benefit from any such tax credit, existing or in the future, shall always be superior to Landlord’s.

5.	Option to Lease the Expansion Area. Landlord grants to Tenant an option (the “Option”), which may be exercised at any time during the Option Term to lease the Expansion Area for the purpose of expanding the Project. If exercised, the Expansion Area shall be added to and become part of the Premises. Tenant may exercise the Option on the entire Expansion Area or on one-half (20 acres) of the Expansion Area. If Tenant elects to only exercise the Option as to one-half (20 acres) of the Expansion Area then the Option will remain in full force and effect for the other one-half (20 acres) of the Expansion Area for the remainder the Option Term and Tenant may exercise the Option on the remaining Expansion Area at any time during the remainder of the Option Term.

(a)	Exercise of Option. Tenant may exercise the Option by delivering to Landlord written notice of exercise of the Option in the form set forth in Exhibit “C” hereto (“Notice of Exercise’) which may be delivered at any time during the Option Term. Such Notice of Exercise shall include (a) the date when the Expansion Area shall be added to the Premises, which shall be no later than sixty (60) days following the date of the Notice of Exercise. If applicable, the Notice of Exercise will describe the 20 acres of the Expansion Area for which Tenant is exercising the Option.

(b)	Lapse of Option. If Tenant does not deliver a Notice of Exercise to Landlord during the Option Term then Tenant shall have no right to add the Expansion Area, or the remainder of the Expansion Area as applicable, to the Premises.

(c)	Term. The Option Term commences on the Effective-Date and will expire on the first to occur of the (i) termination of this Agreement or (ii) five.(5) years after the Effective Date (“Option Term”).

(d)	Landlord Use During Option Term. Landlord shall have the right to farm the Expansion Area during the Option Term prior to its receipt of the Notice of Exercise and retain any income derived therefrom. Tenant shall be responsible for any damage to, or destruction of, Landlord’s crops or equipment directly caused by Tenant’s activities on the Premises or Expansion Area during the Option Term. If the Option is exercised, Tenant shall either (i) allow Landlord to harvest the crops growing thereon on the Expansion Area, or (ii) reimburse Landlord for all actual costs incurred with respect to such crops through the date the Option is exercised, in which case Tenant shall be entitled to dispose of the crops without further liability to Landlord therefor. If the Option is exercised more than 60-calendar days before harvest is anticipated, the decision to allow Landlord to harvest its crops or reimburse actual costs shall rest with Tenant. But if the Option is exercised within 60-calendar days of the anticipated harvest, then the decision shall rest with Landlord. Notwithstanding the foregoing, Landlord shall not plant any vineyards or orchards on the Expansion Area during the Option Term. If the party entitled to make such decision elects to have Landlord harvest the crops, then the Expansion Area shall become part of the Premises and Rent shall begin to accrue thereon on the date that Landlord notifies Tenant that the harvest is complete. If the party entitled to make such decision does not elect to have Landlord harvest the crops, then the Expansion Area shall become part of the Premises and Rent shall begin to accrue thereon on the date that such decision is communicated to the other party.

6.	Rent

(a)	Base Rent. In addition, Tenant shall pay to Landlord monthly base rent (“Base Rent”) for the Premises. Base Rent shall be paid in advance, on or before the first ( 1st) day of each calendar month daring the Term, commencing the first calendar month following the Operations Date (the “Rent Commencement Date”). Base Rent for the first twelve months after the Rent Commencement Date shall be [***] per acre of the Premises per month. On each anniversary of the Rent Commencement Date, monthly Base Rent shall increase to an amount determined by multiplying by the monthly Base Rent for the previous 12-month period by 1.03.

(b)	Additional Rent. Tenant shall also pay without notice, except as may otherwise be required in this Agreement, and without abatement, deduction or set-off, as “Additional Rent”, all sums, impositions, costs, expenses, and other payments which Tenant assumes or agrees to pay in any of the provisions of this Agreement with respect to any period during the Term.

(c)	Rent Payments. All payments of Base Rent and Additional Rent (collectively “Rent’) required to be made to Landlord shall be in lawful money of the United States of America and shall be paid to Landlord at Landlord’s address for notices set forth in Section 18 or at such other place as Landlord may designate by notice in writing from time to time and may be made by check or draft payable t0 the order 0f Landlord, which check or draft must be paid in full when presented. All payments of Rent shall be made without deduction or setoff and without notice.

(d)	Interest and Late Charge. If any installment of Rent is not paid within ten (10) days after the due date, such amount shall bear interest (the “Interest Rate”) at the lesser of ten percent per annum (10%) or maximum rate permitted by.. law from the date on which said payment shall be due until the date on which Landlord shall receive said payment regardless of whether or not a notice of default or notice of termination has been given by Landlord. In addition if the Rent is not paid within ten (10) days after the due date Tenant shall pay Landlord a late charge of five percent (5%) of the amount delinquent. Landlord and Tenant recognize that the damage which Landlord shall suffer as a result of Tenant’s failure to pay Rent is difficult to ascertain said late charge being the best estimate of the damage which Landlord shall suffer in the event of Tenants late payment. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord s other rights and remedies hereunder or at law and shall not be construed limiting Landlord’s remedies in any manner. Should Tenant pay said late charge but fail to pay contemporaneons.ly therewith all unpaid amounts of Base Rent and Additional Rent, Landlord’s acceptance of this late charge shall not constitute a waiver of Tenant’s default with respect to Tenant’s non-payment nor prevent Landlord from exercising all other rights and remedies available to Landlord under this Agreement or under law.

7.	Payment of Taxes. Tenant shall pay (a) any personal property taxes on the improvements and/or any such taxes that are directly attributable to the Operations and any solar energy conversion equipment or Transmission Facilities installed by Tenant on the Premises or Easement Area, and (b) all real property taxes or assessments levied against the Premises and Easement Area, as applicable from and after the Effective Date until the end of the Term hereof including such taxes and assessments being imposed as of the Effective Date and any increase in such taxes and assessments that is imposed against the Property because of (i) this Agreement; the addition of the Improvements to the Premises and/or Easement Area, as applicable; or the Operations thereon (“ Tenant’s Taxes”’). Tenant shall have the right at its sole expense, to appeal or contest any such tax it could be responsible to pay under this Agreement and to compromise and settle the same and Landlord shall execute such petitions and agreements and otherwise cooperate with Tenant to the extent reasonably necessary for Landlord to do so.

Landlord shall deliver to Tenant copies of all real property tax bills within thirty (30) days after receipt of the bill by Landlord from the taxing authority and Tenant shall pay Tenants Taxes on or before the date payment is due. Landlord shall pay real property taxes other than the Tenant’s Taxes. The Parties acknowledge that the Premises are not a separate Tax Parcel. The Parties agree to request that the Fresno County Asses or create a separate Tax Parcel for the Premises and to diligently pursue such request, but unless and until such request is granted, Landlord shall pay all taxes and assessments against the Premises and shall invoice Tenant for the share thereof that are Tenant’s Taxes. Tenant shall reimburse Landlord for the payment of Tenant’s Taxes within ten (10) calendar days of such invoice as Additional Rent. All such taxes shall be prorated for the first and last Lease Year.

8.	Utilities. Tenant shall be solely responsible for obtaining and paying for all utilities Deeded or used by Tenant on the Premises and/or Easement Area, as applicable, including any costs associated with establishing utility. service including any tie-in or interconnection fees. Landlord will not be liable for damages by abatement of Rent or otherwise, for any interruption in the availability of any utility or service, unless such interruption or unavailability is caused by the gross negligence or intentional misconduct of Landlord. Such unavailability will not constitute an eviction or a disturbance of Tenant’s use and possession of the Premises and Easement Area or relieve Tenant from paying Rent or performing any of Tenant’s obligations under this Agreement. Landlord shall use commercially reasonable efforts to cooperate with Tenant, as Tenant shall request, in Tenant s effo1ts to obtain utility service to and from the Premises and/or Easement Area, as applicable· provided that Tenant shall pay, and shall hold Landlord harmless from, any Cost or expense incurred by Landlord due to such cooperation.

9.	Liens. Landlord and Tenant shall keep the other’s interest in the Property, the Premises, and the Easement Area free and clear ·of all liens and claims of liens for labor and services performed on, and materials, supplies and equipment furnished in connection with Landlord or Tenants (as applicable· ownership or use of the Property, the Premises and the Easement Area, subject to Landlord’s and Tenant (as applicable) right to contest such liens and claims. If Landlord or Tenant (as applicable) wishes to contest any such liens or claims such Party shall within ninety (90) days after it receives notice of such lien or claim, provide a bond or other security as the other Party may reasonably request, or remove any such liens from the Premises and/or Easement Area as applicable, pursuant to applicable law.

10.	Maintenance of Premise and Easement Area.

(a)	Maintenance: Throughout the Term, Tenant shall, at Tenant’s sole cost and expense, maintain the improvements, the Premises, and the Easement Area in good and clean condition and in accordance with all applicable laws, rules, ordinances, orders and regulations of all governmental agencies. Tenant shall not unreasonably clutter the Premises or Easement Area. Tenant shall not undertake any acfr1ities that materially interfere with any farming activities or activities authorized by Landlord, conducted on the Easement Area or on any property owned by Landlord or its affiliates adjacent to the Premises or Easement Area. Tenant shall: (a) make and keep the Premises free and clear of all rubbish, debris and all growths including weeds, generally considered to be foul, noxious or objectionable to good farming· (b) make and keep all levees on or abutting the Premises free and clear of all growths of any kind whatsoever; and (c) make and keep the Premises reasonably free and clear of all rats, gophers, squirrels, and other pests.

(b)	Failure to Comply. If Tenant fails to comply with any obligation of Tenant under this Section 10, after Landlord has given Tenant at least thirty (30) days prior written notice of such failure (except in event of emergency need for immediate action), Landlord shall have the right but not the obligation to take such measures to correct the noticed failure as Landlord deems necessary, in its reasonable discretion, and charge the reasonable cost and expense thereof to Tenant as Additional Rent. Tenant shall pay to Landlord any such cost or expense within thirty (30) days after tenant’s receipt of a statement therefor from Landlord.

11.	Security; Landlord s Access. All security measures reasonably necessary to protect against damage or destruction of Tenant’s Improvements, or injury or damage to persons or prope1ty on the Premises and/or Easement Area, or the Operations, shall be provided by Tenant, at Tenant’s sole cost on the Premises and/or Easement Area, as applicable, including, if reasonably necessary, warning signs fencing closed and locked gates, and other measures appropriate and reasonable· provided, however, that Tenant shall not be permitted to place any fencing upon or within the Easement Area. Landlord shall not be responsible for loss or damage to the Improvements resulting from Tenant’s failure to provide security, measures. Landlord may access any part of the Premises and-Easement Area that is within Tenants secured areas for the purpose of inspection of activities” thereon upon twenty-four (24) hours’ notice to Tenant except in case of emergency, when no advance n0tice shall be required provided that such access shall comply with Tenant’s safety. requirements, and shall not in any manner interfere with Tenant’s Operations nor violate applicable laws or governmental regulations.

12.	Insurance; Indemnity. Tenant shall maintain in full force and effect, at its sole cost and expense, policies of insurance as follows:

(a)	Liability Insurance. Comprehensive general liability insurance for the mutual benefit of Landlord and Tenant, against any and all claims for personal injury death or property damage occurring in or about the Premises or the Easement Area, or arising out of Tenant’s or Tenant’s agents, employees, servants, invitees, contractors, and representatives use of the Premises, the Project, or the Operations. Such insurance shall have a combined single limit of not less than Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5 000 000) aggregate. Such insurance shall contain a cross liability (severability of interests) clause and an extended (“broad form”) liability endorsement including blanket contractual coverage. The minimum limits specified above are the minimum amounts required and may be revised by Landlord from time to time to meet changed circumstances including without limitation to reflect (i) changes in the purchasing power of the dollar (ii) changes indicated by the amount of plaintiffs’ verdicts in personal injury actions in the State of California or (iii) changes consistent with the standards required by other landowners in Fresno County in which the Premises are located. Such liability insurance shall be primary and not contributing to any insurance available to Landlord, and Landlord’s insurance (if any) shall be in excess thereto.

Such insurance shall specifically insure Tenant’s performance of the indemnity, defense and hold harmless agreements contained in Section 12(e) below, although Tenant’s obligations pursuant to Section l2(e) shall not be Limited to the amount of any insurance required of or carried by Tenant under this Section 12(a). Tenant shall be responsible for ensuring that the amount of insurance maintained by Tenant is sufficient for Tenant’s purposes.

(b)	Other. Such other insurance as required by law, including, without limitation, workers’ compensation insurance.

(c)	Form of the Policies. The policies required to be maintained by Tenant pursuant to Sections 12(a) and 12(b) above shall be with companies on forms with deductible amounts (if any), and loss payable clauses reasonably satisfactory to Land1ord; shall include Landlord and the beneficiary or mortgagee of any deed of trust or mortgage encumbering the Premises as additional insured · and shall provide that such patties may although additional insureds recover for any loss suffered by Tenant s negligence. Certified copies of policies or certificates of insurance shall be delivered to Landlord upon execution of that certain this Agreement; a new policy or certificate shall be delivered to Landlord at least ten (10) business days prior to the expiration date of the old policy. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms- hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Premises and to Tenant as required by this Agreement. Tenant shall obtain a written obligation on the part of Tenant s insurer(s) to notify Landlord and a y beneficiary or mortgagee of a deed of trust or mortgage encumbering the Premises in writing of any delinquency in premium Payments and at least thirty (30) days prior to any cancellation or modification of any policy. Tenant’s policies shall provide coverage on an occurrence basis and not on a claims-made basis. In no event shall the limits of any policies maintained by Tenant be considered as limiting the liability of Tenant under this Agreement.

(d)	Failure by Tenant to Obtain Insurance. If Tenant does not take out the insurance required pursuant to this Section 12 or keep the same in full force and effect Landlord may but shall not be obligated tb take out the necessary insurance and pay the premium therefor and Tenant shall repay to Landlord, as Additional Rent the amount so paid promptly upon demand. In addition, Landlord. may recover from Tenant and Tenant agrees to pay, as Additional Rent, any and all reasonable expenses (including reasonable attorneys’ fees); and damages which Landlord may sustain by reason of the failure of Tenant to obtain and maintain such insurance it being expressly declared that the expenses and damages of Landlord shall not be limited to the amount of the premiums thereon.

(e)	Indemnification by Tenant. Tenant shall indemnify, hold harmless, and defend Landlord with competent counsel reasonably satisfactory to Landlord against all claims losses damages expenses or liabilities for injury or death to any person or for damage to or loss of use of any property arising out of any occurrence in on or about the Premises except if and to the extent caused by Landlord’s willful misconduct or gross negligence, or that of its agents employees servant invitees contractors, and representatives. Tenants’ indemnification defense and hold harmless obligations under the Agreement shall include and apply to reasonable attorney’s fees, investigation costs, and other costs actually incurred by Landlord. Tenant shall further indemnify, defend, and hold harmless Landlord from and against any and all claims, losses damages liabilities or expenses arising from any breach or default in the performance of any obligation on Ten2nt’s part to be performed under the terms of this Agreement. The provisions of this Section I 2(e1 shall survive the expiration or earlier termination of this Agreement with respect to any damage injury death, breach or default occurring prior to such expiration or termination. Except as set forth in Sections 12(e) and 12(f) this Agreement is made on the express condition that Landlord shall not be liable for, or suffer loss by reason of, injury to person or property, from whatever cause, in any way connected with the condition, use, occupational safety or occupancy of the Premises specifically including, without limitation, any liability for injury to the person or property of Tenant or Tenant’s agents, employees, servants, invitees, contractors, and representatives.

(f)	Indemnification by Landlord. Landlord shall indemnify, hold harmless, and defend Tenant with competent counsel reasonably satisfactory to Tenant against all claims, losses, damages, expenses or liabilities for injury or death to any person or for damage to or loss of use of any property arising out of any occurrence in, on or about the Premises caused by Landlord’s willful misconduct or gross negligence, or that of its agents, employees, servants, invitees, contractors, and representatives. The indemnity set forth herein shall be without regard to whether Landlord may also have a claim against a third party for any of the losses. The provisions of this Section 12(f) shall survive the expiration or earlier termination of this Agreement with respect to any damage, injury, death, breach, of default occurring prior to such expiration or termination.

13.	Assignment; Right to Mortgage and Assign.

(a)	As used in this Agreement, (a) the term “Sublessee” means any person that receives an interest from Tenant of less than all of the right, title, or interest under this Agreement and (b) the term “Sublease” means the grant or assignment of such rights from Tenant to a Sublessee. Tenant or a Sublessee may, upon notice to Landlord, but without Landlord’s consent, mortgage, collaterally assign, or otherwise encumber and grant security interests in all or any part of its interest in this Agreement, the leasehold estate created by this Agreement (the “Leasehold Estate”), the Easement, any Sublease, and the Project (collectively, the “Solar Assets”) in connection with the financing of all or any portion of the Project, which security interests (including any deeds of trusts) in all or a part of the Solar Assets are collectively referred to in this Agreement as “Mortgages” and the holders of the Mortgages, their designees and assigns, or any other finance party with a security interest in any portion of the Solar Assets, are each referred to in this Agreement as a “Mortgagee”. With the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, Tenant and each Sublessee shall also have the right to sell, convey, lease, or assign its interest in this Agreement or Sublease, as the case may be, or any portion thereof, and all or any portion of the Solar Assets on either an exclusive or non-exclusive basis, or to apportion, grant sub-easements, co-easements, separate easements, leases, subleases, co-leases, co-tenancy rights, licenses or similar rights, however denominated (collectively, “Assignments”); provided, however that Landlord’s consent shall not be required for Assignments to: (i) any affiliate (as defined below), (ii) an entity which purchases all or substantially all of the equity interests in Tenant or a Sublessee, as applicable, or (iii) a Financially Viable Entity (as defined below). For purposes hereof, “affiliate” means any entity which, directly or indirectly, controls Tenant or a Sublessee, as applicable; “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through Ownership of securities or partnership or other Ownership interests, by contract or otherwise); and “Financially Viable Entity” means an entity (or its affiliate or sponsor, as applicable) possessing a financial profile which reasonably demonstrates the financial ability of such entity to assume and perform Tenant’s obligations under this Agreement, and which entity or its affiliate shall possesses a net worth of at least Fifteen Million Dollars ($15,000,000.00). Upon the effective date of any Assignment under which all of the interest of Tenant or any Sublessee (or the interest of their respective successors or assigns) in the Solar Assets is assigned, Tenant or Sublessee, as the case may be, shall be released from any liability under this Agreement or Sublease, as applicable, accruing on or after the effective date of the Assignment, provided that the assignee assumes in writing the obligations of the assigning party. Notwithstanding the foregoing, in the event of any Assignment under which less than all of the interest of Tenant or any Sublessee (or the interest of their respective successors or assigns) in the Solar Assets is assigned, Tenant or Sublessee, as the case may be, shall not be relieved of its obligations under the Agreement or Sublease, as applicable, and Tenant or Sublessee shall continue to be primarily liable to the same extent as though no Assignment has been made. Under no circumstances shall any Mortgagee or Sublessee have any greater rights of Ownership or use of the Leasehold Estate or the Easement than the rights granted to Tenant in this Agreement. Any member of Tenant or a Sublessee shall have the right from time to time without Landlord’s consent to transfer any partnership, membership or other Ownership interest in Tenant or a Sublessee to one or more persons or entities.

(b)	Landlord agrees to cooperate with Tenant in connection with any financing arrangements undertaken by Tenant, whether secured by the Solar Assets or any portion thereof, or any tax equity financing, and hereby waives any lien, security interest, or claim of any nature that Landlord may have by statute, rule, regulation, common law, agreement or otherwise, in and to the Solar Assets and other property that is or may be from time to time hereafter located on the Premises and to which Tenant at any time has granted or will grant a security interest to a Mortgagee (all such property and the records relating thereto shall be hereafter called the “Collateral”) to the lien of such Mortgagee. Landlord recognizes and acknowledges that any claims that Mortgagee has or may have against such Collateral by virtue of any lien or security interest are superior to any lien, security interest, or claim of any nature that Landlord now has or may hereafter have to such Collateral by statute, rule, regulation, common law, agreement or otherwise. The waiver provided for herein shall be effective until the discharge of any claims thereto. The foregoing waiver of Landlord’s lien rights shall be binding upon the executors, administrators, successors, and transferees of Landlord, and shall inure to the benefit of the successors and assigns of a Mortgagee. Landlord agrees to execute such documents as may be required by a Mortgagee to evidence the foregoing subordination.

(c)	Landlord consents to a Mortgagee’s security interest in the Collateral and waives all claims and demands of every kind against the Collateral, such waiver to continue so long as any sum remains owing to the Mortgagee.

(d)	Landlord may assign this Agreement without Tenant’s prior written consent and without notice; provided, that any such assignee shall assume all of Landlord’s obligations under this Agreement. Landlord may mortgage its fee interest, provided however, that prior to executing any mortgage, Landlord shall deliver to Tenant a Subordination and Non-Disturbance Agreement from each party that holds or will hold a lien on any portion of the Premises, or has or will have other rights, that might interfere with Tenant’s rights under this Agreement. All subordination and non-disturbance agreements obtained by Landlord hereunder shall be in a form and substance reasonably acceptable to Tenant or any finance party of Tenant and shall be in a form that may be recorded following its execution. Such agreement at a minimum shall (i) subordinate the lien to Tenant’s interest under this Agreement, (ii) agree not to disturb Tenant’s possession or rights under this Agreement so long as Tenant is not in default under this Agreement, and (iii) provide notice to Tenant and any finance party of Tenant of defaults under the lien documents.

14.	Events of Default.

(a)	Definition. An “Event of Default” or “Default” under this Agreement shall be deemed to exist with respect to a Party upon the occurrence of any one or more of the following events:

(i)	Failure by a Party hereunder to make payment of any amount within ten (10) days after receipt of written notice from Landlord;

(ii)	Failure by a Party hereunder to perform fully any other material obligation under this Agreement, if such Party does not cure such failure within thirty (30) days of the date of receipt of written notice from the other Party demanding such cure (or within such longer period of time, as is reasonably necessary to accomplish such cure, if it cannot be reasonably accomplished within such thirty (30) day period and such Party diligently commences such cure in such period and continues such cure to completion);

(iii)	If by order of a court of competent jurisdiction, a receiver or liquidator or trustee of a Party or of any of the property of a Party shall be appointed, and such receiver or liquidator or trustee shall not have been discharged within a period of ninety (90) days; or if by decree of such a court, a Party shall be adjudicated bankrupt or insolvent or any substantial part of the property of such Party shall have been sequestered, and such decree shall have continued undischarged and unstayed for a period of ninety (90) days after the entry thereof; of if a petition to declare bankruptcy or to reorganize a Party pursuant to any of the provisions of the Bankruptcy Code, as it now exists or as it may hereafter be amended, or pursuant to any other similar state statute applicable to such Party, as now or hereafter in effect, shall be filed against such Party and shall not be dismissed within ninety (90) days after such filing; or

(iv)	If a Party shall file a voluntary petition in bankruptcy under any provision of any federal or state bankruptcy law or shall consent to the filing of any bankruptcy or reorganization petition against it under any similar law; or, without limitation of the generality of the foregoing, if a Party shall file a petition or answer or consent seeking relief or assisting in seeking relief in a proceeding under any of the provisions of the Bankruptcy Code, as it now exists or as it may hereafter be amended, or pursuant to any other similar state statute applicable to such Party, as now or hereafter in effect, or an answer admitting the material allegations of a petition filed against it in such a proceeding; or if a Party shall make an assignment for the benefit of its creditors; or if a Party shall admit in writing its inability to pay its debts generally as they become due; or if a Party shall consent to the appointment of a receiver or receivers, or trustee or trustees, or liquidator or liquidators of it or of all or any part of its property.

(b)	Landlord’s Remedies. In the event of an Event of Default by Tenant under this Agreement:

(i)	Landlord may continue this Agreement in effect by not terminating Tenant’s right to possession of the Property, in which event Landlord shall be entitled to enforce all Landlord’s rights and remedies under this Agreement, including the right to recover the Rent specified in this Agreement as it becomes due under this Agreement.

(ii)	Landlord may terminate this Agreement and:

(1)	Bring an action to recover from Tenant:

a)	The worth at the time of award of the unpaid Rent that had been earned at the time of termination of this Agreement;

b)	The worth at the time of award of the amount by which the unpaid Rent that would have been earned after termination of this Agreement until the time of award exceeds the amount of rental loss that Tenant proves could have been reasonably avoided;

c)	The worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of rental loss that Tenant proves could be reasonably avoided; and

d)	Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Agreement.

(2)	Bring an action, in addition to or in lieu of the action described above, to reenter and regain possession of the Property in the manner provided by the laws of unlawful detainer of the State of California then in effect.

(3)	Seek an injunction or injunctions to prevent breaches and to seek specific performance of the covenants, agreements, rights and options contained in this Agreement.

(c)	Tenants Remedies. In the event of an Event of Default by Landlord hereunder, Tenant shall have the right to exercise any one or more of the rights available to a Tenant of non-residential real property under the laws of the State of California, consecutively or concurrently, including, without limitation, the right to seek an injunction or injunctions to prevent breaches and to seek specific performance of the covenants, agreements, rights and options contained in this Agreement, in addition to the right to pursue any remedy under this Agreement, or now or hereafter existing under applicable law or in equity.

(d)	Remedies Not Exclusive. The rights and remedies herein provided in case of an Event of Default shall not be exclusive, each of the Parties shall have the right to exercise any one or more of the rights or remedies available to such Party under the laws of the State of California, executed consecutively or concurrently, and in addition to all other rights and remedies permitted for such Event of Default in this Section 14. No delay or omission of a Party to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of such default or an acquiescence therein. Every right and remedy given by this Agreement or by law to a Party may be exercised from time to time, and as often as may be deemed expedient, by such Party.

(e)	No Consequential Damages. The Parties agree that it is the intent that notwithstanding anything to the contrary contained herein, neither Landlord nor Tenant, nor their respective officers, directors, partners, members, trustees, beneficiaries, shareholders, agents, employees, contractors or affiliates, shall be liable to the other Party or to its affiliates, officers, directors, shareholders, partners, members, trustees, beneficiaries, agents, employees, contractors, successors or assigns, for claims for incidental, special, indirect, punitive or consequential damages of any nature connected with or resulting from performance or non-performance of this Agreement, including claims in the nature of lost revenue, income or profits, losses, damages or liabilities under any financing, lending, construction or other contracts, agreements or arrangements to which either may be a party irrespective of whether such claims are based upon negligence, strict liability, contract, operation of law or otherwise. The foregoing waiver of consequential damages shall not apply with respect to any release of hazardous materials or poisons on or about the Property by Tenant or any of Tenant’s agents, employees, servants, invitees, contractors, or representatives.

15.	Surrender and Restoration.

(a)	Restoration. Within twelve (12) months after any termination, surrender, or expiration of this Agreement (the “Decommissioning Period”), Tenant at its sole cost and expense, shall decommission the Solar Energy Facilities, which shall include the removal of all above-grade facilities to not less than three (3) feet below grade or as otherwise required by any governmental authority with jurisdiction. Tenant shall restore the surface of the Premises to the condition similar to that as it existed at the inception of this Agreement (reasonable wear and tear, tree clearing, condemnation, casualty damage and acts of God excepted) and shall repair any damage to the Premises as a result of any removal of Tenant’s Improvements under this Section 15(a) (“Restoration”). Tenant may leave all roads and grading in their condition existing at the time this Agreement terminates. For purposes of clarification, no Rent shall be due during the Decommissioning Period.

(b)	Surrender. Upon expiration of the Decommission Period, or at any earlier date on which the Restoration is complete, Tenant shall peaceably deliver up to Landlord possession of the Premises, and other rights granted by this Agreement, and shall execute, at Landlord’s request, any and all documents needed to record or evidence such termination with the appropriate governmental agency.

16.	Condemnation.

(a)	Complete Taking. If, at any time, any authority having the power of eminent domain shall condemn all or substantially all of the Premises or the Improvements thereon, for any public use or otherwise, then the interests and obligations of Tenant under this Agreement in or affecting the Premises shall cease anc. terminate upon the earlier of (i) the date that the condemning authority takes physical possession of the Premises or the Project thereon (ii) (ii) the date that Tenant determines it is no longer able or permitted to operate the Project on the Premises in a commercially viable manner, or (iii) the date of the condemnation judgment. Tenant shall continue to pay all amounts payable hereunder to Landlord until the earlier of such dates, at which time this Agreement shall terminate, and Landlord and Tenant shall be relieved of any and all further obligations and conditions to each other under this Agreement.

(b)	Partial Taking. If, at any time during the Term, any authority having the power of eminent domain shall condemn any portion, less than substantially all, of the Premises, then the interest and obligations of Tenant under this Agreement as to those Improvements or the Premises so taken shall cease and terminate upon the earlier of (i) the date that the condemning authority takes physical possession of the portion of the Premises taken, (ii) the date that Tenant determines it is no longer able or permitted to operate the portion of the Project so taken on the Premises in a commercially viable manner, or (iii) the date of the condemnation judgment, and, unless this Agreement is terminated as herein provided, this Agreement shall continue in full force and effect as to the remainder of the Premises and the Base Rent shall be adjusted to account for any reduction in the Premises; provided, however, that if Tenant, in its sole discretion, determines that such partial taking would cause the continued operation of the entire Project not to be commercially viable, Tenant shall have the right to terminate this Agreement.

(c)	Condemnation Award. In the event of a complete or partial taking of the Premises, Tenant shall be entitled to receive all compensation and damages paid by the condemning authority arising from such taking and payable on account of Tenants’ Improvements, loss of this Agreement, loss of revenue, relocation costs, inability to relocate and any other property of Tenant, and Landlord shall be entitled to all compensation and damages paid by the condemning authority for any portion of the real property containing the Premises that is taken and all other amounts of the award not paid to Tenant.

17.	Certain Protective Covenants.

(a)	Noninterference. During the Term, Landlord covenants and at it will not (i) materially interfere with or prohibit the free and complete use and enjoyment by Tenant of its rights granted by this Agreement; (ii) take any action or permit any condition to exist on the Property which will materially interfere with the availability or accessibility of the solar resource on or to the Premises; (iii) take any action which will in any way materially interfere with the transmission of electric, electromagnetic or other forms of energy upon, to or from the Premises; or (iv) take any action which will materially impair Tenant’s access to the Premises for the purposes specified in this Agreement, materially obstruct access to the solar resource on, over or across the Premises or materially impair Tenant’s access to any or all of the Improvements. Notwithstanding the foregoing, Landlord shall have no obligation under Agreement to provide, obtain or maintain any easement for the solar resource on, over or above any real property not owned or controlled by Landlord. Tenant acknowledges and agrees that Landlord actively farms the Property and other real property in the area and that dust is created as a normal part of farming operations. Under no circumstances shall any dust created by normal farming operations be considered to violate the first sentence of this Section 17(a).

(b)	Quiet Enjoyment. Provided Tenant observes the terms and conditions of this Agreement, Landlord warrants that Tenant shall peaceably hold and enjoy the Premises, and any and all other rights granted by this Agreement for its entire Term without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord except as expressly provided in this Agreement.

(c)	Mortgagee Protection. Any Mortgagee, upon delivery to Landlord of notice of its name and address, for so long as its Mortgage is in existence shall be entitled to the following protections which shall be in addition to those granted elsewhere in this Agreement or a Sublease as the case may be:

(i)	Right to Cure_Deflmlts/Notice of Defaults. To prevent termination of this Agreement or any partial interest in this Agreement, each Mortgagee shall have the right, but not the obligation, at any time prior to termination of this Agreement, to perform any act necessary to cure any Default by Tenant and to prevent the termination of this Agreement or any partial interest in this Agreement. As a precondition to exercising any rights or remedies as a result of any alleged Default by Tenant, Landlord shall give written notice of such Default to each Mortgagee that has delivered to Landlord notice of its name and address concurrently with delivery of such notice to Tenant, specifying in detail the alleged Default and the required remedy. Each such Mortgagee shall have the same amount of time to cure the Default as is given to Tenant. The cure period for each Mortgagee shall begin to run at the end of the cure period given to Tenant in this Agreement.

(ii)	Extended Cure Period. If any Default by Tenant under this Agreement cannot be cured without the Mortgagee obtaining possession of all or part of the Premises, and/or all or part of the Improvements and/or all or part of Tenant’s interest in this Agreement, then any such Default shall be deemed remedied if: (i) Mortgagee or its assignee cures any outstanding monetary Default within thirty (30) calendar days of Notice of the Event of Default; (ii) within the cure period granted to Mortgagee in Section 14(a) above, either Mortgagee or its assignee shall have acquired possession of all or part of the Premises and/or all or part of the Improvements and/or all or part of such interest in this Agreement, or shall have commenced appropriate judicial or non-judicial proceedings to obtain the same; (iii) the Mortgagee or its assignee, as the case may be, shall be in the process of diligently prosecuting any such proceedings to completion; and (iv) after gaining possession of all or part of the Premises and/or all or part of the Improvements and/or all or part of such interest in this Agreement, the Mortgagee or its assignee cures all Defaults under the Agreement, and performs all other obligations as and when the same are due in accordance with the terms of this Agreement. If a Mortgagee or its assignee is prohibited by any process or injunction issued by any court or by reason of any action by any court having jurisdiction over any bankruptcy or insolvency proceeding involving Tenant or any defaulting assignee, as the case may be, from commencing or prosecuting the proceedings described above, the period specified above for commencing such proceeding shall be extended for the period of such prohibition.

(iii)	Acquisition of Title. Following acquisition of all or a portion of the Solar Assets by the Mortgagee, its assignee or designee as a result of either foreclosure or acceptance of an assignment in lieu of foreclosure, or by a purchaser at a foreclosure sale, this Agreement or a Sublease, as the case may be, shall continue in full force and effect, and the party acquiring title to the Solar Assets shall (a) continue to timely pay any rent then due and payable; and (b) as promptly as reasonably possible, commence the cure of all other Defaults under this Agreement or a Sublease, as the case may be, and thereafter diligently process such cure to completion, whereupon Landlord’s right to terminate this Agreement based upon such Defaults shall be deemed waived; provided, however, that the Mortgagee or such party acquiring title to the Solar Assets shall not be required to cure those Defaults which are not reasonably susceptible of being cured or performed by such party (“Non-Curable Defaults”). Non-Curable Defaults shall be deemed waived by Landlord upon completion of foreclosure proceedings or acquisition of Tenant’s interest in this Agreement or a Sublessee’s interest in the Solar Assets by the Mortgagee or party acquiring title; provided, however, in the event any Default shall be continuing following completion of foreclosure proceedings or acquisition of Tenants’ interest in this Agreement or a Sublessee’s interest in the Solar Assets, the acquiring party shall be obligated to then cure any such Default.

(iv)	Mortgage’s Right to Possession, Right to Acquire and Right to Assign. A Mortgagee shall have the absolute right (i) to assign its Mortgage; (ii) to enforce its lien and acquire title to all or any portion of the Solar Assets by any lawful means; (iii) to take possession of and operate all or any portion of the Solar Assets and to perform all obligations to be performed by Tenant or a Sublessee under this Agreement or a Sublease as the case may be, or to cause a receiver to be appointed to do so; and (iv) to acquire all or any portion of the Solar Assets by foreclosure or by an assignment in lieu of foreclosure and thereafter without Landlord’s consent to assign or transfer all or any portion of the Solar Assets to a third-party so long as such assignee or transferee is a Financially Viable Entity, and Landlord’s consent, which shall not be unreasonably withheld, conditioned or delayed, shall be required for any other assignment or transfer. Upon acquisition of the interests of all or any portion of the Solar Assets by a Mortgagee or any other third-party which acquires the interests, from or on behalf of the Mortgagee, in accordance with the terms of this Agreement, Landlord shall recognize the Mortgagee or such other party (as the case may be) as Tenant’s or a Sublessee’s proper successor, and this Agreement and any such Sublease shall remain in full force and effect.

(v)	Liability. Any Mortgagee that does not directly hold an interest in the Solar Assets, or whose interest is held solely for security purposes, shall have no obligation or liability under this Agreement or a Sublease as the case may be prior to the time the Mortgagee directly holds an interest in the Solar Assets, or succeeds to absolute title to Tenant’s or a Sublessee’s interest therein. A Mortgagee shall be liable to perform Tenant’s or a Sublessee’s obligations under this Agreement or a Sublease as the case may be only for and during the period it directly holds such interest or title. Furthermore, if Mortgagee elects to (i) perform Tenant’s or a Sublessee’s obligations under this Agreement or the Sublease as the case may be, (ii) continue Operations on the Premises, (iii) acquire any portion of Tenant’s or a Sublessee’s right, title or interest in all or any of the Solar Assets or (iv) enter into a new lease and easement agreement or a Sublease as the case may be as provided in Section 17(c)(vii), then the Mortgagee shall not have any personal liability to Landlord, and Landlord’s sole recourse against Mortgagee shall be to execute against the Mortgagee’s interest in the Solar Assets. Moreover, any Mortgagee or other party which acquires the Solar Assets by foreclosure or an assignment in lieu of foreclosure shall not be liable to perform any obligations under this Agreement or a Sublease, as the case may be, to the extent the obligations are incurred or accrue after that Mortgagee or other party no longer has Ownership of the Solar Assets and possession of the Premises.

(vi)	Termination. Neither the bankruptcy nor the insolvency of Tenant or a Sublessee shall be grounds for terminating this Agreement or a Sublease so long as all payments and all other monetary charges payable by Tenant or Sublessee under this Agreement or a Sublease, as the case may be, are paid by the Mortgagee in accordance with the terms of this Agreement or a Sublease, as the case may be.

(vii)	New Lease. If this Agreement or a Sublease, as the case may be, terminates for any reason, including, without limitation, because of Tenant’s or a Sublessee’s uncured Default or because it is rejected or disaffirmed under bankruptcy law or any other law affecting creditors’ rights, then, so long as a Mortgagee has cured any monetary and/or insurance Default prior to expiration of the Mortgagee any cure period identified in Section 14(a) and Section 17(c)(ii) and is making commercially reasonable efforts to cure any non-monetary Default, Landlord will, immediately upon written request from the Mortgagee received within ninety (90) days after the termination, rejection, or disaffirmance, without demanding additional consideration therefor, enter into a new lease and easement agreement or a new Sublease as the case may be in favor of the Mortgagee, which new lease and easement agreement or new Sublease shall (i) contain the same covenants, agreements, terms, provisions and limitations as this Agreement or the Sublease, as the case may be (except for any requirements that have been fulfilled by Tenant or a Sublessee prior to the termination, rejection, or disaffirmance), (ii) be for a term commencing on the date of the termination, rejection, or disaffirmance and continuing for the remaining Term or the term of the Sublease, as the case may be, before giving effect to the termination, rejection, or disaffirmance, (iii) contain a lease or sublease as the case may be on, over, under, upon along and across the Premises or such portion thereof as to which the Mortgagee held a lien on the date of the termination, rejection, or disaffirmance, (iv) contain a grant to the Mortgagee of access, transmission, communications, utility, and other easements covering such portion or portions of the Premises as Tenant held under this Agreement prior to its termination and (v) enjoy the same priority as this Agreement or a replaced Sublease, as the case may be, has over any lien, encumbrance or other interest created by Landlord, and, until such time as the new lease and easement agreement or Sublease as the case may be is executed and delivered, the Mortgagee may enter, use and enjoy the Premises, and conduct Operations on the Premises as if this Agreement or the Sublease, as the case may be, were still in effect at the option of the Mortgagee, the new lease and easement agreement or Sublease, as the case may be, may be executed by a designee of the Mortgagee, with the Mortgagee assuming the burdens and obligations of Tenant or a Sublessee thereunder. If more than one Mortgagee makes a written request for a new lease and easement agreement or Sublease, as the case may be, under this Section 17(c)(vii), then the new lease and easement agreement or Sublease shall be delivered to the Mortgagee whose lien is senior in priority.

18.	Mortgage Consent. Landlord shall not agree to any material amendment, mutual termination or modification or accept any surrender of this Agreement, nor shall any such amendment, termination, modification, or surrender be effective, without the written consent of the Mortgagee.

(i)	Amendments . Landlord and Tenant shall cooperate in amending this Agreement from time to time to include any provision that may reasonably be requested by any Mortgagee for the purpose of preserving the Mortgagee’s interest in the Premises, provided that neither Landlord’s rights nor Tenant’s obligations under this Agreement are diminished thereby.

(ii)	Estoppel Certificates and Cooperation. Landlord will, within ten (10) business days following receipt of written request, execute estoppel certificates (certifying as to truthful matters, including that no default then exists under this Agreement or a Sublease, if such be the case), consents to assignment, and non-disturbance agreements provided for in this Agreement as Tenant, a Sublessee or any Mortgagee may reasonably request at any time and from time to time. Landlord, Tenant and Sublessee (if applicable) will cooperate in (a) amending this Agreement or a Sublease, as the case may be, from time to time to include any provision that may be reasonably requested by Tenant or a Sublessee or any Mortgagee to implement the provisions contained in this Agreement or a Sublease as the case may be, or to preserve a Mortgagee’s security interest, and does not materially prejudice Landlord’s rights under, or interest in, this Agreement, and (b) execute any documents that may reasonably be required by Tenant, a Sublessee, or a Mortgagee to implement the provisions of this Section 17(c). Landlord will request any of Landlord’s lenders to execute an agreement of non-disturbance furnished by any Mortgagee with respect to Tenant’s or a Sublessee’s interest in the Agreement.

(iii)	No Merger. There shall be no merger of this Agreement with the fee estate in the Premises by reason of the fact that this Agreement or any interest in the may be held, directly or indirectly, by or for the account of any person or persons who shall own the fee estate or any interest therein, and no such merger shall occur unless and until all persons at the time having an interest in the fee estate in the Premises, and all persons (including each Mortgagee) having an interest in this Agreement or in the estate of Landlord and Tenant, shall join in a written instrument effecting such merger and shall duly record the same.

(iv)	Damage/Condemnation. The disposition of any condemnation award and/or casualty insurance proceeds otherwise payable to Tenant shall be governed by the terms of any first priority Mortgage encumbering Tenant’s interest in the Solar Assets.

19.	Miscellaneous.

(a)	Notice

(i)	Writing. All notices given or permitted to be given hereunder shall be in writing; provided, however, that no writing other than the check or other instrument representing the Rent payment itself need accompany the payment of Rent.

(ii)	Delivery. Notice is considered given either (a) when delivered in person to the recipient named below, or by electronic mail, if no later than 5 p.m. (PT) of a given business day, (b) when delivered by courier service which certifies in writing the date of delivery, or three (3) business days after deposit in the United States mail, in a sealed envelope or container, postage and postal charges prepaid, addressed by name and addressed to the Party or person intended as follows:

If to Landlord:

[***]

If to Tenant:

[***]

(iii)	Change of Recipient or Address. Either Party may, by notice given at any time or from time to time require-subsequent notices to be given to another individual person, whether a Party or an officer or representative, or to a different address, or both. Notices given before actual receipt of notice of change shall not be invalidated by the change.

(b)	Governing Law: Attorney’s Fees. This Agreement and any disputes arising out of this Agreement shall be governed by and construed under the laws of the State of California, without regard to principles of conflicts of law. Venue for any action to enforce or interpret this Agreement shall be Fresno County, California. In the event of any action or proceeding to enforce a term or condition of this Agreement, any alleged disputes, breaches, defaults, or misrepresentations in connection with any provision of this Agreement or any action or proceeding in any way arising from this Agreement, the prevailing party in such action, or the non-dismissing party when the dismissal occurs other than by a settlement, shall be entitled to recover its reasonable costs and expenses, including without limitation reasonable attorneys’ fees and costs of defense paid or incurred in good faith. The “prevailing party,” for purposes of this Agreement, shall be deemed to be the party who obtains substantially the result sought, whether by settlement, dismissal, or judgment.

(c)	Further Assurances. The Parties hereto shall at all times hereafter execute any documents and do any further acts which may be necessary or desirable to carry out the purposes of this Agreement and to give full force and effect to each and all of the provisions thereof.

(d)	Amendments. This Agreement shall not be amended or modified in any way except by an instrument signed by Landlord and Tenant.

(e)	Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance shall, to any extent, be determined by judicial order or decision to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby.

(f)	Headings. The Section headings are inserted only for convenience of reference and shall in no way define, limit, or describe the scope or intent of a provision of this Agreement.

(g)	Entire Agreement. This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all other prior writings, negotiations, and understandings. That certain Solar Energy System Ground Lease by and between Larry Shehadey Farms, LLC, a California limited liability company and Tenant dated October 21, 2021 is hereby terminated.

(h)	Effect of Termination. Any termination of this Agreement pursuant to the terms hereof shall not relieve either Party from any liabilities, obligations or indemnities arising prior to the effective date of such termination.

(i)	Time of Essence. Time is of the essence regarding each provision of this Agreement.

(j)	No Waiver. No waiver by either Party of any provision of this Agreement shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by the other Party.

(k)	Counterparts. This Agreement may be executed in counterparts.

(l)	Recording of Memorardum. Concurrent with the execution of this Agreement, the Parties shall execute, acknowledge, and record in the Official Records a memorandum of this Agreement in the form attached as Exhibit “D”, hereto.

(m)	No Partnership. Nothing contained in this Agreement shall be deemed or construed by the Parties or by any third person to create the relationship of principal and agent, partnership, or any other association between Landlord and Tenant, other than the relationship of lessor and lessee.

(n)	Brokerage Commissions. Landlord and Tenant each represent that such Party has not incurred, directly or indirectly, any liability on behalf of the other Party for the payment by the other Party of any real estate brokerage commission or finder’s fee in connection with this Agreement. Landlord and Tenant shall indemnify, defend, and hold the other Party harmless from and against any claim for any brokerage commissions or finder’s fees claimed to be due and owing by reason of the indemnifying Party’s activities.

(o)	Transfer Taxes on Agreement. If any governmental authority levies, assesses, and/or imposes a transfer tax as a result of this Agreement, Tenant shall timely pay such tax.

(p)	Easements. Landlord hereby reserves the right and authority to grant easements on the Premises and dedicate for public use portions of the Premises without Tenant’s consent; provided that no such grant or dedication shall materially interfere with Tenant’s use of the Premises. Upon Landlord’s demand, Tenant shall execute, acknowledge and deliver to Landlord documents, instruments, maps and plans necessary to effectuate Landlord’s reservation hereunder.

[Signatures commence on the following page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

LANDLORD:	TENANT:

/s/ Stephen J. Shehadey	/s/ Florencio Ferrera

BAR 20 DAIRY, LLC,	H2B2 USA, LLC, a California limited liability company

a California limited liability company

CONSENT

LARRY SHEHADEY FARMS, LLC hereby consents to the termination of the Solar Energy System Ground Lease dated October 21, 2021 entered into by and between it and H2B2 USA, LLC, a California limited liability company, as provided in Section 19(g) above.

Dated: 6/23/2022

LARRY SHEHADEY FARMS, LLC, a California limited liability company

/s/ Stephen J. Shehadey

CERTAIN IDENTIFIED SCHEDULES HAVE BEEN EXCLUDED FROM THE EXHIBIT PURSUANT TO

REGULATION S-K, ITEM 601(A)(5) BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL
TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE

DISCLOSED IN THE EXHIBIT OR THE DISCLOSURE DOCUMENT

EXHIBIT “B’

TO SUBLEASE FOR SOLAR ENERGY SYSTEM

FORM OF MEMORANDLM OF LEASE

[Omitted.]

CERTAIN IDENTIFIED SCHEDULES HAVE BEEN EXCLUDED FROM THE EXHIBIT PURSUANT TO
REGULATION S-K, ITEM 601(A)(5) BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL
TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE
DISCLOSED IN THE EXHIBIT OR THE DISCLOSURE DOCUMENT

EXHIBIT A TO MEMORANDUM OF LEASE

DESCRIPTION OF PREMISES

[Omitted.]